Item 77K - Conductor Global Equity Value Fund or
Redwood Managed Volatility Fund for the fiscal year ending October 31, 2016

       On March 30, 2016, KPMG, LLP ("KPMG")
resigned as the independent registered public accounting firm to the Conductor Global Equity Value
Fund (the "Fund") for the fiscal year ending October 31, 2016. KPMG issued its reports on the Fund's financial statements for the fiscal years ended October 31, 2015 and October 31, 2014. Such reports did not contain adverse opinions or disclaimers of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to replace
KPMG as the Fund's independent registered public accounting firm was approved by the Audit Committee and Board of Trustees of Two Roads Shared Trust, on behalf of the Fund.

       During the Fund's fiscal years ended October
31, 2015 and October 31, 2014, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its reports nor were there any "reportable events" as that term is described in Item
304 (a)(1)(v) of Regulation S-K.

       The Fund has requested that KPMG furnish it with a letter addressed to the Securities and Exchange
Commission stating whether or not it agrees with the above statements. A copy of such letter, dated June 29, 2016 is filed as an exhibit to this Form N-SAR.

       The Trust's Audit Committee and Board of
Trustees selected and approved Grant Thornton, LLP
("Grant Thornton") as the Fund's independent registered public accounting firm to audit the Fund's financial statements for the fiscal year ended October
31, 2016 at an in-person meeting on March 30, 2016.
The Trust has not, during any subsequent period to such firm's engagement, consulted with Grant Thornton regarding the application of accounting principles to a specified transaction; the type of audit opinion that might be rendered on the Fund's financial statements;
or any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event (as described in Item 304(a)(1) of Regulation S-K).